Exhibit 99.3

Part II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and notes to audited consolidated financial statements included elsewhere in this report.

EBITDA, Adjusted EBITDA, and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please see footnote (7) under “Key Operating Metrics” below for a discussion of our use of EBITDA, Adjusted EBITDA, and distributable cash flow in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a reconciliation to net income for the periods presented.

Forward-Looking Statements

This report, including without limitation, our discussion and analysis of our financial condition and results of operations, and any information incorporated by reference, contains statements that we believe are “forward-looking statements”. These forward-looking statements generally can be identified by use of phrases such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “forecast” or other similar words or phrases. Descriptions of our objectives, goals, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings and benefits are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including:

•

Our ability to make, complete and integrate acquisitions from affiliates or third-parties, including the recently completed acquisition of the remaining membership interests in Sunoco LLC and Sunoco Retail LLC (“Sunoco Retail”);

•	Business strategy and operations of Energy Transfer Partners, L.P. (“ETP”) and Energy Transfer Equity, L.P. (“ETE”) and ETP’s and ETE’s conflicts of interest with us;
•	Changes in the price of and demand for the motor fuel that we distribute and our ability to appropriately hedge any motor fuel we hold in inventory;
•	Our dependence on limited principal suppliers;
•	Competition in the wholesale motor fuel distribution and convenience store industry;
•	Changing customer preferences for alternate fuel sources or improvement in fuel efficiency;
•	Environmental, tax and other federal, state and local laws and regulations;
•	The fact that we are not fully insured against all risks incident to our business;
•	Dangers inherent in the storage and transportation of motor fuel;
•	Our reliance on senior management, supplier trade credit and information technology; and
•

Our partnership structure, which may create conflicts of interest between us and Sunoco GP LLC, our general partner (“General Partner”) and its affiliates, and limits the fiduciary duties of our General Partner and its affiliates.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

For a discussion of these and other risks and uncertainties, please refer to “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 10-K”). The list of factors that could affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The forward-looking statements included in this report are based on, and include, our estimates as of the filing of this report. We anticipate that subsequent events and market developments will cause our estimates to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as required by law, even if new information becomes available in the future.

Overview

We are a growth-oriented Delaware master limited partnership. We are engaged in the retail sale of motor fuels and merchandise through our company-operated convenience stores and retail fuel sites, as well as the wholesale distribution of motor fuels to convenience stores, independent dealers, commercial customers and distributors. Additionally, through Sunoco LLC, we are the exclusive wholesale supplier of the iconic Sunoco-branded motor fuel, supplying an extensive distribution network of approximately 5,000 Sunoco-branded company and third-party operated locations throughout the East Coast, Midwest and Southeast regions of the United States as well as approximately 190 company-operated Sunoco-branded Stripes locations in Texas.

As used in the Management’s Discussion and Analysis of Financial Condition and Results of Operations, the terms “Partnership”, “SUN”, “we”, “us”, or “our” should be understood to refer to Sunoco LP, known prior to October 27, 2014 as Susser Petroleum Partners LP, and our consolidated subsidiaries, as applicable and appropriate.

We are managed by our General Partner and as of March 31, 2016, ETP and ETE collectively owned a 40.9% limited partnership interest in us. Both our General Partner and ETP are in in turn owned by ETE, another publicly traded master limited partnership. Additional information is provided in Note 1 of our Notes to Consolidated Financial Statements.

On April 1, 2015 and July 31, 2015, we completed the acquisition of a 31.58% membership interest in Sunoco LLC and 100% of the issued and outstanding shares of capital stock of Susser, respectively. On March 31, 2016, we completed the acquisition of (i) the remaining 68.42% membership interest and 49.9% voting interest in Sunoco LLC and (ii) 100% of the issued and outstanding membership interests of Sunoco Retail (see Note 4 of the accompanying Notes to Consolidated Financial Statements for more information.) Results of operations for these acquisitions, deemed transactions between entities under common control, have been included in our consolidated results of operations since September 1, 2014, the date of common control.

In late 2015, we announced plans to open a corporate office in Dallas, Texas. Certain employees have begun relocating to Dallas from Philadelphia, Pennsylvania, Houston, Texas and Corpus Christi, Texas. The relocation is in the preliminary stages and no significant costs or liabilities have been incurred or recognized as of December 31, 2015. We estimate the costs to be incurred in 2016 to be approximately $10.0 million, but do not expect such costs to have a material adverse effect on our financial condition, results of operations or cash flows.

We believe we are one of the largest independent motor fuel distributors by gallons in Texas and one of the largest distributors of Chevron, Exxon, and Valero branded motor fuel in the United States. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil, and we receive rental income from real estate that we lease or sublease. Sales of fuel from our wholesale segment to our retail segment are delivered at a cost plus profit margin.

We purchase motor fuel primarily from independent refiners and major oil companies and distribute it across more than 30 states throughout the East Coast, Midwest and Southeast regions of the United States, as well as Hawaii to:

•	approximately 1,330 company-operated convenience stores and fuel outlets;
•	147 independently operated consignment locations where we sell motor fuel under consignment arrangements to retail customers;
•	5,323 convenience stores and retail fuel outlets operated by independent operators, which we refer to as “dealers,” or “distributors” pursuant to long-term distribution agreements; and
•	approximately 1,930 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.

As of December 31, 2015, our retail segment operated approximately 1,330 convenience stores and fuel outlets. Our retail convenience stores operate under several brands, including our proprietary brands Sunoco, Stripes, APlus, and Aloha Island Mart, and offer a broad selection of food, beverages, snacks, grocery and non-food merchandise, motor fuel and other services. We sold 2.5 billion retail gallons at these sites during the twelve months ended December 31, 2015. We opened 42 new retail sites during the twelve months ended December 31, 2015, which is reflected in retail activity for the period.

As of December 31, 2015, we operated 725 Stripes convenience stores that carry a broad selection of food, beverages, snacks, grocery and non-food merchandise. Our proprietary in-house Laredo Taco Company restaurant is implemented in approximately 440 Stripes convenience stores and we intend to implement it in all newly constructed Stripes convenience stores. Additionally, we have 45 national branded restaurant offerings in our Stripes stores.

As of December 31, 2015, we operated approximately 440 retail convenience stores and fuel outlets, primarily under our proprietary iconic Sunoco fuel brand and are primarily located in Pennsylvania, New York, and Florida, including 345 APlus convenience stores.

As of December 31, 2015, we operated approximately 175 MACS and Aloha convenience stores and fuel outlets in Virginia, Maryland, Tennessee, Georgia, and Hawaii offering merchandise, foodservice, motor fuel and other services. As of December 31, 2015, MACS operated 125 company-operated retail convenience stores and Aloha operated 50 Aloha, Shell, and Mahalo branded fuel stations.

Market and Industry Trends and Outlook

We expect that certain trends and economic or industry-wide factors will continue to affect our business, both in the short-term and long-term. We base our expectations on information currently available to us and assumptions made by us. To the extent our underlying assumptions about or interpretation of available information prove to be incorrect, our actual results may vary materially from our expected results. Read “Item 1A. Risk Factors” included in our 2015 10-K for additional information about the risks associated with purchasing our common units.

Regional Trends

A significant portion of our business is conducted in Texas. The economy in Texas has continued to fare better than many other parts of the nation, partly as a result of a relatively stable housing market and strong population growth and job creation. However, the recent declines in crude oil pricing may result in a slowdown of economic activity in certain of our Texas markets.

Our MACS, Aloha, Sunoco Retail and Sunoco LLC operations provide both geographic and business diversification. MACS supports retail convenience store and contracted dealer fuel distribution locations in Virginia, Maryland, Tennessee and Georgia. Additionally, many of the local markets in which our stores operate contain restrictions on new development, creating barriers to new entrants. Through Aloha, we are a leading fuel distributor and convenience store operator across four islands of Hawaii. Sunoco Retail operates primarily in Pennsylvania, New York, and Florida. Our Sunoco LLC business also operates in more than 26 states.

Industry Consolidation

There has been considerable consolidation in our industry as major integrated oil companies continue to divest sites they own or lease, and independent dealers continue to experience pressure from increased competition from non-traditional fuel suppliers, such as Walmart and grocery store chains. We capitalized on the complementary relationship between our wholesale and retail business by pursuing, both independently and jointly with ETP, mixed asset acquisition opportunities which may not be attractive to a pure wholesaler or pure retailer. We believe that certain strategic opportunities will continue to exist for us related to these divestitures that will provide us with opportunities to grow our fuel, merchandise, and rental income revenues.

Seasonality

Our business exhibits some seasonality due to our customers’ increasing demand for motor fuel during the late spring and summer months as compared to the fall and winter months. Travel, recreation, and construction activities typically increase in these months, driving up the demand for motor fuel and merchandise sales. Our revenues are typically somewhat higher in the second and third quarters of our fiscal years due to this seasonality. Results from operations may therefore vary from period to period.

Key Measures Used to Evaluate and Assess Our Business

Management uses a variety of financial measurements to analyze business performance, including the following key measures:

•

Wholesale and retail motor fuel gallons sold. One of the primary drivers of our business is the total volume of motor fuel sold through our wholesale and retail channels. Fuel distribution contracts with our wholesale customers generally provide that we distribute motor fuel at a fixed, volume-based profit margin or at an agreed upon level of price support. As a result, wholesale gross profit is directly tied to the volume of motor fuel that we distribute.

•

Gross profit per gallon. Gross profit per gallon is calculated as the gross profit on motor fuel (excluding non-cash fair value adjustments) divided by the number of gallons sold, and is typically expressed as cents per gallon. Our gross profit per gallon varies amongst our third-party relationships and is impacted by the availability of certain discounts and rebates from suppliers. Retail gross profit per gallon is heavily impacted by volatile pricing and intense competition from club stores, supermarkets and other retail formats.

•

Merchandise gross profit and margin. Merchandise gross profit is calculated as the gross sales price of merchandise less direct cost of goods and shortages, including bad merchandise and theft. Merchandise margin is calculated as merchandise gross profit as a percentage of merchandise sales. We do not include gross profit from ancillary products and services in the calculation of merchandise gross profit.
•

Adjusted EBITDA and distributable cash flow. Adjusted EBITDA as used throughout this document, is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion, further adjusted to exclude allocated non-cash compensation expense and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. Effective September 1, 2014, as a result of the ETP Merger, we define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our 2020 and 2023 Senior Notes which is paid on a semi-annual basis, current income tax expense, maintenance capital expense and other non-cash adjustments.

Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP. For a reconciliation of Adjusted EBITDA and distributable cash flow to their most directly comparable financial measure calculated and presented in accordance with GAAP, read “Key Operating Metrics” below.

Key Operating Metrics

The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.

Beginning with the acquisition of MACS on October 1, 2014, we began operating our business in two primary operating segments, wholesale and retail, both of which are included as reportable segments. As a result, the year ended December 31, 2014 includes the retail operations segment beginning in September 1, 2014.

Key operating metrics set forth below are presented for the period January 1, 2014 to August 31, 2014 prior to the ETP Merger (the “Predecessor Period”). From September 1, 2014 to December 31, 2014, financial data is presented for the Partnership after the ETP Merger and under the application of “push down” accounting that required its assets and liabilities to be adjusted to fair value on August 31, 2014 (“Successor Period”). The following tables set forth key operating metrics as of and for the periods indicated and have been derived from our audited historical consolidated financial statements. For the year ended December 31, 2014, we have combined the Predecessor Period and the Successor Period and presented the unaudited financial data on a combined basis for comparative purposes. This combination does not comply with generally accepted accounting principles or the rules for unaudited pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our financial results. The impact to the 2014 Successor Period from “push down” accounting related to the ETP Merger resulted in a $4.1 million decrease in depreciation expense, offset by a $3.9 million increase in amortization expense.

	Year Ended December 31,
	2015			2014 (unaudited)			2013
	Wholesale	Retail	Total	Wholesale (2)	Retail (2)	Total (1)	Total
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenues:
Retail motor fuel sales	$—	$5,891,249	$5,891,249	$—	$2,376,608	$2,376,608	$—
Wholesale motor fuel sales to third parties	10,104,193	—	10,104,193	5,510,837	—	5,510,837	1,502,786
Wholesale motor fuel sales to affiliates	20,026	—	20,026	2,200,394	—	2,200,394	2,974,122
Merchandise sales	—	2,178,187	2,178,187	—	651,324	651,324	—
Rental income	51,599	29,675	81,274	26,459	9,980	36,439	10,060
Other income	27,674	157,613	185,287	2,215	57,209	59,424	5,611
Total revenues	$10,203,492	$8,256,724	$18,460,216	$7,739,905	$3,095,121	$10,835,026	$4,492,579
Gross profit:
Retail motor fuel	$—	$635,197	$635,197	$—	$270,087	$270,087	$—
Wholesale motor fuel	407,468	—	407,468	78,399	—	78,399	57,904
Merchandise	—	679,878	679,878	—	196,522	196,522	—
Rental and other	74,339	187,021	261,360	34,002	57,730	91,732	13,060
Total gross profit	$481,807	$1,502,096	$1,983,903	$112,401	$524,339	$636,740	$70,964
Net income attributable to limited partners (6)	$(4,411)	$91,649	$87,238	$72,076	$(15,333)	$56,743	$37,027
Adjusted EBITDA attributable to partners (6,7)	$303,032	$412,266	$715,298	$190,320	$183,133	$373,453	$51,884
Distributable cash flow attributable to partners, as adjusted (6,7)			$272,233			$98,658	$47,678
Operating Data:
Total motor fuel gallons sold:
Retail		2,488,135	2,488,135		787,207	787,207
Wholesale (3)	5,154,415		5,154,415	1,744,311		1,744,311	517,775
Wholesale contract affiliated (4)	—		—	776,834		776,834	1,053,259
Motor fuel gross profit cents per gallon (5):
Retail		26.4¢	26.4¢		36.4¢	36.4¢
Wholesale (3)	9.4¢		9.4¢	10.6¢		10.6¢	5.1¢
Wholesale contract affiliated (4)				3.0¢		3.0¢	3.0¢
Volume-weighted average for all gallons			14.9¢			19.6¢	3.7¢
Retail merchandise margin		31.2%			30.2%

(1)

Reflects combined results of the Predecessor Period from January 1, 2014 through August 31, 2014, and the Successor Period from September 1, 2014 to December 31, 2014. The impact in the Successor Period from “push down” accounting related to the ETP Merger resulted in a $4.1 million decrease in depreciation expense, offset by a $3.9 million increase in amortization expense. See Note 4 in the Notes to the accompanying Consolidated Financial Statements.

(2)	Reflects MACS and Sunoco LLC wholesale operations and MACS, Sunoco Retail and Susser retail operations, beginning September 1, 2014.
(3)	Reflects all wholesale transactions excluding those pursuant to the Susser Distribution Contract for January 1, 2014 through August 31, 2014 at a set three cent margin as dictated by the agreement.
(4)	Reflects transactions in the predecessor period pursuant to the Susser Distribution Contract at a set three cent margin as dictated by agreement.
(5)	Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.
(6)	Excludes the noncontrolling interest results of operations related to our consolidated variable interest entities (“VIEs”).

(7)

We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. Effective September 1, 2014, as a result of the ETP Merger and to conform the method by which we measure our business to that of ETP’s operations, we define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our 2020 and 2023 Senior Notes that is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•

distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital;
•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Year Ended December 31,
	2015			2014 (unaudited)			2013
	Wholesale	Retail	Total	Wholesale (2)	Retail (2)	Total (1)	Total
	(in thousands)
Net income (loss) and comprehensive income (loss)	$91,482	$102,587	$194,069	$(100,345)	$69,910	$(30,435)	$37,027
Depreciation, amortization, and accretion	67,780	210,529	278,309	34,971	61,728	96,699	8,687
Interest expense, net	54,296	33,279	87,575	7,362	8,340	15,702	3,471
Income tax expense	4,321	47,368	51,689	67,978	11,784	79,762	440
EBITDA	217,879	393,763	611,642	9,966	151,762	161,728	49,625
Non-cash compensation expense	4,016	3,968	7,984	5,119	4,488	9,607	1,935
Loss (gain) on disposal of assets & impairment charge	1,440	(2,130)	(690)	(309)	(707)	(1,016)	324
Unrealized (gains) losses on commodity derivatives	1,848	—	1,848	(1,166)	—	(1,166)	—
Inventory fair value adjustments (9)	77,849	20,481	98,330	176,710	28,633	205,343	—
Adjusted EBITDA	303,032	416,082	719,114	190,320	184,176	374,496	51,884
Net income attributable to noncontrolling interest	—	3,816	3,816	—	1,043	1,043	—
Adjusted EBITDA attributable to partners	303,032	412,266	715,298	190,320	183,133	373,453	51,884
Cash interest expense (8)			76,213			12,029	3,090
Income tax expense (current)			(18,353)			3,275	302
Maintenance capital expenditures			34,559			5,196	814
Preacquisition earnings			356,764			260,465	—
Distributable cash flow attributable to partners			$266,115			$92,488	$47,678
Transaction-related expenses			6,118			6,170	—
Distributable cash flow attributable to partners, as adjusted			$272,233			$98,658	$47,678

(8)	Reflects the partnership’s cash interest paid less the cash interest paid on our VIE debt of $9.1 million during the year ended December 31, 2015.
(9)	Due to the change in fuel prices, we recorded a $98.3 million and $205.3 million write-down of the value of fuel inventory during the years ended December 31, 2015 and 2014, respectively.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014 (Combined Basis)

The following discussion of results for 2015 compared to 2014 compares the operations for the years ended December 31, 2015 and 2014, respectively. The year ended December 31, 2014 consists of results of operations from the Predecessor and Successor Periods, reflecting “push down” accounting after the ETP Merger. The acquisitions of MACS, Susser, Sunoco LLC, and Sunoco Retail were considered transactions between entities under common control, and as such, results are reflected as of September 1, 2014, the initial date of common control for accounting purposes.

Revenue. Total revenue for 2015 was $18.5 billion, an increase of $7.7 billion from 2014. The increase is primarily attributable to the following changes in revenue, slightly offset by a year-over-year decrease in average fuel pricing in continuing operations:

•

an increase in wholesale motor fuel revenue of $2.4 billion, of which $3.4 billion is due to the addition of the Sunoco LLC business, partially offset by a $1.1 billion decrease in sales to affiliates in our legacy wholesale business due to the acquisition and consolidation of Susser, an affiliate in the Predecessor Period;

•	the addition of retail fuel revenue totaling $3.5 billion and merchandise revenue of $1.5 billion, attributable to the addition of MACS, Susser, Aloha and Sunoco Retail operations; and

•

an increase in rental and other revenue of $170.8 million as a result of a $44.9 million increase in rental income primarily due to the addition of the MACS, Susser, Sunoco LLC, and Sunoco Retail businesses and a $125.9 million increase in other income primarily related to increased other retail income such as car wash, ATM, and lottery income.

Gross Profit. Gross profit for 2015 was $2.0 billion, an increase of $1.4 billion from 2014. The increase in gross profit is attributable to the following:

•	an increase in the gross profit on wholesale motor fuel sales of $329.1 million, primarily due to the addition of the Sunoco LLC business;
•	the addition of $365.1 million of gross profit on retail motor fuel sales and $483.4 million of gross profit on merchandise sales related to our MACS, Susser, Aloha, and Sunoco Retail operations; and
•	an increase in rent and other gross profit of $169.6 million related to rental income and other retail revenue items as mentioned above.

Total Operating Expenses. Total operating expenses for 2015 were $1.7 billion, an increase of $1.1 billion from 2014. The increase in total operating expenses is attributable to the following:

•

an increase in general and administrative expenses of $109.1 million, of which $49.1 million, $40.7 million and $5.8 million is due to the addition of Sunoco LLC, Susser, and Sunoco Retail, respectively, $6.1 million of acquisition related costs, and the remaining being attributable to MACS and Aloha;

•

an increase in other operating expenses of $690.8 million, of which $321.6 million, $62.3 million, $35.1 million, $29.0 million and $244.4 million are attributable to the Susser, MACS, Aloha, Sunoco LLC, and Sunoco Retail businesses, respectively;

•

increased depreciation, amortization and accretion expense of $181.6 million, of which $53.4 million, $49.0 million, and $51.4 million is attributable to the Sunoco LLC business, the MACS and Aloha, and the Sunoco Retail businesses, respectively, with the remainder being attributable to Susser; and

•	the impact from “push down” accounting related to the ETP Merger resulted in a $4.1 million decrease in depreciation expense, offset by a $3.9 million increase in amortization expense.

Interest Expense. Interest expense increased primarily due to our $600.0 million 5.500% senior notes due 2020 (the “2020 Senior Notes”) and $800.0 million 6.375% senior notes due 2023 (the “2023 Senior Notes”), as well as the increase in borrowings under the 2014 Revolver (as defined below under “Liquidity and Capital Resources – 2014 Revolver”).

Income Tax Expense. Income tax expense for 2015 and 2014 was $51.7 million and $79.8 million, respectively. The decrease is primarily due to the revaluation of investments in affiliates.

Year Ended December 31, 2014 (Combined Basis) Compared to Year Ended December 31, 2013

The following discussion of results for 2014 compared to 2013 compares the operations for the years ended December 31, 2014 and 2013, respectively. The results for 2014 consist of results of operations from the Predecessor and Successor Periods, reflecting “push down” accounting after the ETP Merger. The acquisitions of MACS, Susser, Sunoco LLC, and Sunoco Retail were considered transactions between entities under common control, and as such, results are reflected as of September 1, 2014, the initial date of common control for accounting purposes.

Revenue. Total revenue for 2014 was $10.8 billion, an increase of $6.3 billion from 2013. The increase is primarily attributable to the following changes in revenue:

•

an increase in wholesale motor fuel sales of $3.2 billion, of which $4.2 billion is due to the addition of the Sunoco LLC business, partially offset by a $873.8 million decrease in sales to affiliates in our legacy wholesale business due to the acquisition and consolidation of Susser, an affiliate in the Predecessor Period;

•	the addition of four months of retail fuel sales of $2.4 billion and merchandise revenue of $651.3 million, each attributable to our MACS, Susser, Aloha, and Sunoco Retail operations; and
•

an increase in rental and other revenue of $80.2 million due to a $26.4 million increase in rental income primarily due to the addition of the MACS, Susser, Sunoco LLC, and Sunoco Retail businesses and a $53.8 million increase in other income primarily related to increased other retail income such as car wash, ATM, and lottery income.

Gross Profit. Gross profit for 2014 was $636.7 million, an increase of $565.7 million over 2013. The increase in gross profit is attributable to the following:

•	an increase in the gross profit on wholesale motor fuel sales of $20.5 million;
•	the addition of $270.1 million of gross profit on retail motor fuel sales and $196.5 million of gross profit on merchandise sales related to our MACS, Susser, Aloha and Sunoco Retail operations; and
•	an increase in rent and other gross profit of $78.6 million related to rental income and other retail revenue items as mentioned above.

Total Operating Expenses. Total operating expenses for 2014 were $571.7 million, an increase of $541.7 million from 2013. The increase in operating expenses is attributable to the following:

•

an increase in general and administrative expenses of $91.1 million, of which $14.3 million, $15.7 million, and $44.5 million is due to the addition of Sunoco LLC, Susser and Sunoco Retail, respectively, $6.2 million of acquisition related costs, and the remaining being attributable to MACS;

•

an increase in other operating expenses of $322.1 million, of which $158.8 million, $5.4 million,$46.8 million and $94.4 million are attributable to the Susser, MACS, Sunoco LLC and Sunoco Retail businesses, respectively;

•

increased depreciation, amortization and accretion expense of $88.0 million, of which $16.8 million, $27.1 million, and $25.9 million is attributable to the Sunoco LLC, Susser and Sunoco Retail businesses, respectively, with the remainder being attributable to MACS; and

•	the impact from “push down” accounting in 2014 related to the ETP Merger resulted in a $4.1 million decrease in depreciation expense, offset by a $3.9 million increase in amortization expense.

Interest Expense. Interest expense increased primarily due to our 2020 and 2023 Senior Notes, as well as the increase in 2014 Revolver borrowings.

Income Tax Expense. Income tax expense for 2014 and 2013 was $79.8 million and $0.4 million, respectively. The increase is primarily due to the addition of the Susser business.

Liquidity and Capital Resources

Liquidity

Our principal liquidity requirements are to finance current operations, to fund capital expenditures, including acquisitions from time to time, to service our debt and to make distributions. We expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our revolving credit facility and the issuance of additional long-term debt or partnership units as appropriate given market conditions. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs.

Our ability to meet our debt service obligations and other capital requirements, including capital expenditures and acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause us to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions. In addition, any of the items discussed in detail under “Item 1A. Risk Factors” included in our 2015 10-K may also significantly impact our liquidity.

As of December 31, 2015, we had $72.6 million of cash and cash equivalents on hand and borrowing capacity of $1,027.5 million under the 2014 Revolver.

Cash flow information set forth below is presented for the Predecessor Period. For the Successor Period, financial data is presented for the Partnership after the ETP Merger and under the application of “push down” accounting that required its assets and liabilities to be adjusted to fair value on August 31, 2014. For the year ended December 31, 2014, we have combined the Predecessor Period and the Successor Period and presented the unaudited financial data on a combined basis for comparative discussion purposes. This combination does not comply with generally accepted accounting principles or the rules for unaudited pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our financial results.

	Successor		Predecessor
	Year ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Year ended December 31, 2013
	(in thousands)
Net cash provided by (used in)
Operating activities	$438,622	$319,282	$33,362	$50,680
Investing activities	(2,454,812)	(952,664)	(67,038)	6,358
Financing activities	1,952,236	618,331	29,221	(55,640)
Net increase (decrease) in cash and cash equivalents	$(63,954)	$(15,051)	$(4,455)	$1,398

Cash Flows Provided by Operations

Cash flows provided by operations are our main source of liquidity. Our daily working capital requirements fluctuate within each month, primarily in response to the timing of payments for motor fuel, motor fuel tax and rent. Net cash provided by operations was $438.6 million and a combined $352.6 million for 2015 and 2014, respectively. The growth in cash flows from operations is primarily attributable to the acquisitions of MACS and Aloha in 2014 and the acquisition of Sunoco Retail effective September 1, 2014, along with continuing growth in the underlying business. Cash flows also fluctuate with increases or decreases in accounts receivable and accounts payable, which are impacted by increasing or decreasing motor fuel prices and costs, as well as organic growth in volumes sold and volume increases due to acquisitions.

Cash Flows Used in Investing Activities

Net cash used in investing activities was $2.5 billion for 2015, compared to a combined $1.0 billion for 2014. Capital expenditures, including purchase of intangibles, were $551.5 million and a combined $260.3 million for 2015 and 2014, respectively. Included in our capital expenditures for 2015 was $82.9 million in maintenance capital and $468.7 million in growth capital. Growth capital relates primarily to new store construction and dealer supply contracts.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities was $1.9 billion for 2015, compared to a combined $647.6 million for 2014. During year ended December 31, 2015 we:

•	borrowed $1.5 billion and repaid $1.5 billion under our revolving credit facility to fund daily operations;
•	completed the offering of our 2023 Senior Notes on April 1, 2015;
•	completed the offering of our 2020 Senior Notes on July 20, 2015;
•	completed a public offering of common units for net proceeds of approximately $212.9 million on July 21, 2015;
•

issued 21,978,980 Class B units representing limited partner interests in the Partnership (which converted, on a one-for-one basis, into common units on August 19, 2015) to wholly-owned subsidiaries of ETP as partial consideration for the acquisition of Susser along with approximately $966.9 million in cash;

•	completed the private placement of 24,052,631 of our common units for gross proceeds of approximately $685 million on December 3, 2015;
•	repaid approximately $242.2 million related to long term borrowings;
•	paid $120.4 million in distributions to our unitholders; and
•	paid $204.2 million in distributions to ETP and ETE.

We intend to pay a cash distribution to the holders of our common units and Class C units on a quarterly basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our General Partner and its affiliates. Class C unitholders receive distributions of Available Cash (as defined in our Partnership Agreement) that excludes Available Cash attributable to PropCo. There is no guarantee that we will pay a distribution on our units. On January 25, 2016, we declared a quarterly distribution totaling $70.0 million, or $0.8013 per common unit based on the results for the three months ended December 31, 2015, excluding distributions to Class C unitholders. The distribution was paid on February 16, 2016 to all unitholders of record on February 5, 2016.

2014 Revolver

On September 25, 2014, we entered into a $1.25 billion revolving credit facility with a syndicate of banks expiring September 25, 2019 (which date may be extended in accordance with the terms of the credit agreement) (the “Original 2014 Revolver”). On April 10, 2015, we entered into an amendment to the Original 2014 Revolver which, among other things, increased the borrowing base to $1.5 billion. On December 2, 2015, we entered into an additional amendment to the Original 2014 Revolver (as amended to date, the “2014 Revolver”) which, among other things, (a) permits the incurrence of a term loan credit facility in connection with the consummation of the ETP dropdown, (b) permits such term loan credit facility to be secured on a pari passu basis with the indebtedness incurred under the 2014 Revolver pursuant to a collateral trust agreement whereby a financial institution agrees to act as common collateral agent for all pari passu indebtedness and (c) temporarily increases the maximum Leverage Ratio (as defined therein) permitted under the 2014 Revolver to 6.25 to 1.00 for a period not to exceed the fourth Quarterly Testing Date (as defined therein) following the effective date of the ETP dropdown.

Borrowings under the 2014 Revolver bear interest at a base rate (a rate based off of the higher of (a) the Federal Funds Rate (as defined therein) plus 0.5%, (b) Bank of America’s prime rate or (c) one-month LIBOR (as defined therein) plus 1.00%) or LIBOR, in each case plus an applicable margin ranging from 1.50% to 2.50%, in the case of a LIBOR loan, or from 0.50% to 1.50%, in the case of a base rate loan (determined with reference to the Partnership’s Leverage Ratio (as defined therein)). Upon the first achievement by the Partnership of an investment grade credit rating, the applicable margin will decrease to a range of 1.125% to 2.00%, in the case of a LIBOR loan, or from 0.125% to 1.00%, in the case of a base rate loan (determined with reference to the credit rating for the Partnership’s senior, unsecured, non-credit enhanced long-term debt). Interest is payable quarterly if the base rate applies, at the end of the applicable interest period if LIBOR applies and at the end of the month if daily floating LIBOR applies. In addition, the unused portion of the 2014 Revolver is subject to a commitment fee ranging from 0.250% to 0.350%, based on our Leverage Ratio. Upon our first achievement of an investment grade credit rating, the commitment fee will decrease to a range of 0.125% to 0.275%, based on our credit rating as described above.

The 2014 Revolver requires the Partnership to maintain a Leverage Ratio of not more than 5.50 to 1.00. The maximum Leverage Ratio is subject to upwards adjustment of not more than 6.00 to 1.00 for a period not to exceed three fiscal quarters in the event the Partnership engages in an acquisition of assets, Equity Interests, (as defined therein) operating lines or divisions by the Partnership, a Subsidiary, (as defined therein) an Unrestricted Subsidiary (as defined therein) or a Joint Venture for a purchase price of not less than $50.0 million. As described above, in connection with the ETP Dropdown, we will enter into the Post Dropdown Period (as defined in the 2014 Revolver), in which our Leverage Ratio compliance requirements will be adjusted upward to 6.25 to 1.00. Indebtedness under the 2014 Revolver is secured by a security interest in, among other things, all of our present and future personal property and all of the present and future personal property of its guarantors, the capital stock of its material subsidiaries (or 66% of the capital stock of material foreign subsidiaries), and any intercompany debt. Upon our first achievement of an investment grade credit rating, all security interests securing the 2014 Revolver will be released.

As of December 31, 2015, there were $450 million in outstanding borrowings under the 2014 Revolver and $22.5 million in standby letters of credit. The unused availability on the 2014 Revolver at December 31, 2015 was $1,027.5 million, and we were in compliance with all financial covenants at December 31, 2015.

Capital Expenditures

We currently expect capital spending for the full year 2016, excluding acquisitions, to be within the following ranges ($ in millions):

Growth		Maintenance
Low	High	Low	High
$390	$420	$100	$110

The above growth spending estimate includes the 35 to 40 new-to-industry sites that we anticipate building in 2016.

Contractual Obligations and Commitments

Contractual Obligations. We have contractual obligations that are required to be settled in cash. As of December 31, 2015, we have $450 million borrowed on the 2014 Revolver compared to $683.4 million borrowed at December 31, 2014. Further, as of December 31, 2015, we had $800 million outstanding under our 2023 Senior Notes and $600 million outstanding under our 2020 Senior

Notes. See Note 11 in the accompanying Notes to Consolidated Financial Statements for more information on our debt transactions. Our contractual obligations as of December 31, 2015 were as follows:

	Payments Due by Year
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
	(in thousands)
Long-term debt obligations, including current portion (1)	$1,975,967	$5,084	$12,862	$1,060,916	$897,105
Interest payments (2)	642,413	106,086	211,245	176,641	148,441
Operating lease obligations (3)	841,873	80,259	146,893	137,507	477,214
Total	$3,460,253	$191,429	$371,000	$1,375,064	$1,522,760

(1)

Payments include required principal payments on our debt, capital lease obligations and sale leaseback obligations (see Note 11 to our Consolidated Financial Statements). Assumes the balance of the 2014 Revolver, of which the balance at December 31, 2015 was $450 million, remains outstanding until the 2014 Revolver matures in September 2019.

(2)

Includes interest on outstanding debt, capital lease obligations and sale leaseback financing obligations. Includes interest on the 2014 Revolver balance as of December 31, 2015 and commitment fees on the unused portion of the facility through September 2019 using rates in effect at December 31, 2015.

(3)	Includes minimum rental commitments under non-cancelable leases, net of sublet rental income.

We periodically enter into derivatives, such as futures and options, to manage our fuel price risk on inventory in the distribution system. Fuel hedging positions are not significant to our operations. We had 1,469 positions, representing 61.7 million gallons, outstanding at December 31, 2015 with a positive fair value of $1.7 million.

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions or other financial or investment purposes.

Impact of Inflation

The impact of inflation has minimal impact on our results of operations, as we generally are able to pass along energy cost increases in the form of increased sales prices to our customers. Inflation in energy prices impacts our sales and cost of motor fuel products and working capital requirements. Increased fuel prices may also require us to post additional letters of credit or other collateral if our fuel purchases exceed unsecured credit limits extended to us by our suppliers. Although we believe we have historically been able to pass on increased costs through price increases and maintain adequate liquidity to support any increased collateral requirements, there can be no assurance that we will be able to do so in the future.

Quarterly Results of Operations

See “Item 8. Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note 21. Selected Quarterly Financial Data (unaudited)” for financial and operating quarterly data for each quarter of 2014 and 2015.

Recent Accounting Pronouncements

See “Item 8. Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note 2. Summary of Significant Accounting Policies” for information on recent accounting pronouncements impacting our business.

Application of Critical Accounting Policies

We prepare our consolidated financial statements in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Critical accounting policies are those we believe are both most important to the portrayal of our financial condition and results of operations, and require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. We believe the following policies will be the most critical in understanding the judgments that are involved in preparation of our consolidated financial statements.

Business Combinations and Intangible Assets, Including Goodwill and Push Down Accounting. We account for acquisitions using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed are recorded at their estimated fair values at the acquisition date. The excess of purchase price over fair value of net assets acquired, including the amount assigned to identifiable intangible assets, is recorded as goodwill. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet, it may be several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

Acquisitions of entities under common control are accounted for similar to a pooling of interests, in which the acquired assets and assumed liabilities are recognized at their historic carrying values. The results of operations of the affiliated business acquired are reflected in the Partnership’s consolidated results of operations beginning on the date of common control.

Our recorded identifiable intangible assets primarily include the estimated value assigned to certain customer related and contract-based assets. Identifiable intangible assets with finite lives are amortized over their estimated useful lives, which is the period over which the asset is expected to contribute directly or indirectly to our future cash flows. Supply agreements are amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to fifteen years. Favorable/unfavorable lease arrangements are amortized on a straight-line basis over the remaining lease terms. The determination of the fair market value of the intangible asset and the estimated useful life are based on an analysis of all pertinent factors including (1) the use of widely-accepted valuation approaches, the income approach or the cost approach, (2) the expected use of the asset by us, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension periods that would cause substantial costs or modifications to existing agreements, and (5) the effects of obsolescence, demand, competition, and other economic factors. Should any of the underlying assumptions indicate that the value of the intangible assets might be impaired, we may be required to reduce the carrying value and subsequent useful life of the asset. If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust the amortization period of such asset to reflect any new estimate of its useful life. Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time.

Customer relations and supply agreements are amortized over a weighted average period of approximately 5 to 20 years. Favorable leasehold arrangements are amortized over an average period of approximately 15 years. Non-competition agreements are amortized over the terms of the respective agreements. Loan origination costs are amortized over the life of the underlying debt as an increase to interest expense.

At December 31, 2015, we had goodwill recorded in conjunction with past business acquisitions and “push down” accounting totaling $3.1 billion. Under GAAP, goodwill is not amortized. Instead, goodwill is subject to annual reviews on the first day of the fourth fiscal quarter for impairment at a reporting unit level. The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed or operated. A reporting unit is an operating segment or a component that is one level below an operating segment. We have assessed the reporting unit definitions and determined that we have two operating segments that are appropriate for testing goodwill impairment.

The impairment analysis performed in the fourth quarter of 2015, which considered qualitative factors, indicated no impairment of goodwill existed. In applying the qualitative approach, we determined that both the retail and wholesale reporting units more likely than not had a fair value which exceeded their respective carrying values. Some of the factors considered in applying these tests included the consideration of macroeconomic conditions, industry and market considerations, cost factors affecting the businesses, the overall financial performance of the business segments, and the performance of the unit price of the Partnership. In addition, key inputs used to determine fair value were considered, including industry multiples, weighted average cost of capital, and cash flows.

Stock and Unit-Based Compensation. Our General Partner issues phantom unit awards to certain directors and employees under the Sunoco LP 2012 Long-Term Incentive Plan (see Note 18 to our Consolidated Financial Statements). Related expenses are included within general and administrative expenses in our consolidated statement of operations.

Income Taxes. As a limited partnership we are generally not subject to state and federal income tax and would therefore not recognize deferred income tax liabilities and assets for the expected future income tax consequences of temporary differences between financial statement carrying amounts and the related income tax basis. We are, however, subject to a statutory requirement that our non-qualifying income cannot exceed 10% of our total gross income, determined on a calendar year basis under the applicable income tax provisions. If the amount of our non-qualifying income exceeds this statutory limit, we would be taxed as a corporation. Accordingly, certain activities that generate non-qualifying income are conducted through our wholly-owned taxable corporate subsidiary for which we have recognized deferred income tax liabilities and assets at December 31, 2015. These balances, as well as any income tax expense, are determined through management’s estimations, interpretation of tax laws of multiple jurisdictions and tax planning strategies. If our actual results differ from estimated results due to changes in tax laws, our effective tax rate and tax balances could be affected. As such, these estimates may require adjustments in the future as additional facts become known or as circumstances change.

The benefit of an uncertain tax position can only be recognized in the financial statements if management concludes that it is more likely than not that the position will be sustained with the tax authorities. For a position that is likely to be sustained, the benefit recognized in the financial statements is measured at the largest amount that is greater than 50 percent likely of being realized. In determining the future tax consequences of events that have been recognized in our financial statements or tax returns, judgment is required. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated results of operations or financial position.